EXHIBIT (21)


            SUBSIDIARIES OF LATSHAW ENTERPRISES, INC.


1.   Wescon Products Company, a Delaware corporation

2.   Helton, Inc., a Tennessee corporation

3.   Coast Wire and Plastic Tech, Inc., a Delaware corporation

4.   I.H. Molding, Inc., a Texas corporation (a subsidiary of
     Wescon Products Company).